EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: William S. McCalmont 972/753-2314 Executive Vice President & CFO wmccalmont@acecashexpress.com	Darla Ashby 972/550-5037 Director, Public Affairs dashby@acecashexpress.com

ACE CASH EXPRESS ANNOUNCES RECORD REVENUE,
NET INCOME, AND EPS FOR FISCAL 2003
26 Percent Increase in Net Income in Fiscal 2003
Business Outlook for Fiscal 2004 Forecasts EPS Growth

DALLAS (August 28, 2003)—ACE Cash Express, Inc. (NASDAQ:AACE), announced record annual financial performance for the fiscal year ended June 30, 2003, including revenue of $234.3 million and net income of $12.8 million. The Company’s fully diluted earnings per share for the fiscal year was $1.25. During the fourth quarter of fiscal 2003, the Company had revenue of $53.8 million and net income of $5.3 million.

“Fiscal 2003 was an outstanding year for ACE,” said Donald H. Neustadt, chief executive officer. “Despite tough economic times, ACE achieved strong financial and operational results. We also entered into long-term financing arrangements that allow us to focus on business growth, and we resolved various legal matters related to the loan product previously offered at our stores. We believe that the Company is poised for store growth, new product development, and increased brand awareness—all of which should lead to our overall goal to increase shareholder value.”

“Our accomplishments in fiscal 2003 include a continued focus on operational improvements, increased product offerings, and a commitment to delivering convenient and quality services to our customers,” added Jay B. Shipowitz, president.

Among the notable Company accomplishments during fiscal 2003 were:

•	The ACE network, including franchised stores, had a record 36.1 million customer visits and 39.3 million transactions

•	ACE company-owned stores cashed over 13.1 million checks with a face amount of over $5 billion

•	Successful implementation of the franchise expansion strategy in order to facilitate increased store growth and enhance brand recognition

•	Development of new products and services including a prepaid MasterCard™ and the addition of 14 new partners to our bill-payment services

•	Refinancing of the $165 million bank loan facility and $40 million in long-term debt, and the retirement of $18.7 million in term debt through cash flow from operations

•	Enhancing the management team with the addition of proven professionals in the key positions of chief financial officer, general counsel, and chief marketing officer

•	Resolving various legal and regulatory issues surrounding the previously offered Goleta National Bank (GNB) loan product and favorable settlement of insurance claims related to these issues

•	A marked increase in overall customer satisfaction, according to a third-party customer service survey.

Mr. Shipowitz stated, “We are excited about this year’s achievements and we believe that these particular accomplishments have set the stage to reach our target of opening 500 stores over the next five years.”

Fiscal Year Results Indicate Continued Financial Growth

Total revenue increased by $5.0 million, or 2 percent, to $234.3 million in fiscal 2003 from $229.3 million in fiscal 2002. Net income increased to $12.8 million in fiscal 2003 from $10.1 million in fiscal 2002, a 26 percent increase, resulting in fully diluted earnings per share for fiscal 2003 of $1.25, as previously forecast and announced on July 17, 2003.

Same store check cashing fees increased 5.1 percent in fiscal 2003 from fiscal 2002. Revenue from ACE’s core check cashing business (including tax checks) increased to $125.7 million during the 2003 fiscal year, a 6 percent increase over $118.9 million in the preceding fiscal year. Check cashing fees were 54 percent of total revenue in fiscal 2003.

Loan fees and interest decreased by 5 percent, to $70.8 million in fiscal 2003 from $74.2 million in fiscal 2002, and loan fees and interest were 30 percent of total revenue in fiscal 2003 compared to 32 percent for fiscal 2002. The decline in fees and interest in fiscal 2003 resulted from ACE’s discontinuing its loan-related business in Georgia, North Carolina, and Alabama, and also transitioning from offering the GNB loan product, which ended December 31, 2002, to offering state-regulated short-term loan products.

At company-owned stores in fiscal 2003, the face amount of checks cashed exceeded $5.0 billion, and the face amount of money orders sold was approximately $1.6 billion. Including all products and services, ACE processed over $8.0 billion in transactions for its customers during fiscal 2003.

During fiscal 2003, ACE opened 14 newly constructed stores, acquired two, sold 23 and closed 28 company-owned stores and opened 26 franchised stores. ACE’s network of owned and franchised stores totaled 1,168 stores at June 30, 2003.

Twelve-Month Financial Highlights
(in thousands, except per share amounts)

			Increase
	Twelve Months Ended		in Fiscal 2003
	June 30,		from Fiscal 2002

	2003	2002	$	%

Revenues	$234,289	$229,266	$5,023	2%
Net income	$12,775	$10,113	$2,662	26%
Diluted earnings per share	$1.25	$1.00	$0.25	25%

Fourth Quarter Results Show Increases in Net Income and Same Store Sales

During the fourth quarter of fiscal 2003, total revenue decreased by 1.5 percent, to $53.8 million from $54.6 million in the fourth quarter of fiscal 2002. This decline is primarily due to the Company’s ceasing to offer loan products in Georgia, North Carolina, and Alabama and its transition to a materially different lending process in Florida.

Quarterly net income of $5.3 million, or $0.52 per fully diluted share, included the previously announced receipt of $2.8 million, net of tax, from liability insurance coverage for claims related to various GNB loan-related lawsuits. The quarterly net income was a 173 percent increase over the $2.0 million of net income in the fourth quarter of fiscal 2002. Exclusive of the insurance payment, quarterly net income would have increased 29 percent over the net income in the fourth quarter of fiscal 2002 to $2.5 million, or $0.25 per fully diluted share.

Check cashing fees were $28.1 million during the fourth quarter of this fiscal year, up 3.1 percent from check cashing fees of $27.3 million in the same quarter of fiscal 2002. Same store check cashing fees increased 4.4 percent in the fourth quarter of fiscal 2003 from the fourth quarter of fiscal 2002.

During the fourth quarter of fiscal 2003, the Company opened five newly constructed stores, acquired one, sold three, and closed nine company-owned stores. ACE also added two franchised stores.

Three-Month Financial Highlights
(in thousands, except per share amounts)

			Increase (decrease)
	Three Months Ended		in Fiscal 2003
	June 30,		from Fiscal 2002

	2003	2002	$	%

Revenues	$53,766	$54,603	$(837)	(2)%
Net income	$5,344	$1,959	$3,385	173%
Diluted earnings per share	$0.52	$0.19	$0.33	174%

Business Outlook for Fiscal 2004

The statements preceded by bullet points below are the Company’s outlook or forecast for the Company’s business for the fiscal year ending June 30, 2004. These statements are made only as of August 28, 2003 and indicate only the expectations of the Company’s management as of that date. These statements supersede any and all previous statements made by the Company regarding the matters addressed. These statements are “forward-looking statements,” cannot be guaranteed and may turn out to be wrong.

•	The Company expects total revenue for fiscal 2004 to range between $235 million and $240 million, with same store sales to increase between 2 and 3 percent.

•	The Company expects fully diluted earnings per share to range between $1.38 and $1.42 for fiscal 2004, compared to fully diluted earnings per share of $1.25 for fiscal 2003.

•	Based on the Company’s annual forecast, historical operating trends and historical first quarter performance, the Company expects diluted earnings per share to range between $0.23 to $0.25 for its first fiscal quarter ending September 30, 2003.

This outlook is based upon various assumptions, which include, but are not limited to, the following: (1) the opening of 40 newly-constructed stores in fiscal 2004, the closure of 15 to 20 stores during the normal course of business in fiscal 2004, but no other increase or decrease in the number of the Company’s owned stores (whether by acquisition or otherwise) and the opening of 30 franchised stores in fiscal 2004; (2) no material change in the products or services offered at the Company’s locations as of June 30, 2003 or in the terms or procedures for offering such products and service; and (3) no material adverse results from any litigation or regulatory proceedings against the Company, either currently existing or arising in the future.

The Company has changed the scope and format for this Business Outlook, compared to its previous forecasts, and it intends to use this approach in the future.

Forward-looking Statements

This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.

Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations, and the related statements, are based on the assumptions of ACE’s management and are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties, and other factors, could cause the actual results to differ materially from those projected in the forward-looking statements.

Those risks, uncertainties, and factors include, but are not limited to, matters described in ACE’s reports filed with the Securities and Exchange Commission, such as:

•	Competition within the check-cashing industry as well as from banks, saving and loans, short-term consumer lenders, and other similar financial services entities and from other retail businesses that offer products and services offered by ACE;

•	Maintenance of relationships with providers of financing for ACE and with key providers of products and services either offered by ACE to its customers or used by ACE in its business;

•	Changes in laws, regulations or accounting standards and decisions or actions taken by courts, regulators and governmental authorities;

•	Availability of financing, suitable locations, acquisition opportunities and experienced management to implement ACE’s growth strategy;

•	Increases in interest rates, which would increase ACE’s borrowing costs;

•	Lawsuits and regulatory proceedings and their respective results, including settlements.

ACE does not assume, but expressly disclaims, any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of ACE’s Common Stock.

About the Company

ACE Cash Express, Inc. is headquartered in Irving, Texas and is the largest owner, operator and franchiser of check-cashing stores in the United States. Founded in 1968, the Company has a total network of 1,168 stores, consisting of 968 company-owned stores and 200 franchised stores in 36 states and the District of Columbia as of June 30, 2003. ACE also operates self-service machines, which provide check-cashing or other financial services without the need for a service associate, at 21 company-owned store locations, 12 bill-payment locations, and, during the 2003 tax season, at more than 240 H&R Block retail offices. ACE offers a broad range of check-cashing and other consumer financial services. ACE is one of the largest providers of MoneyGram wire transfer transactions, and it offers money orders, bill payment services, and prepaid local and long distance telecommunication services. Small, short-term consumer loans are also available to customers at various ACE company-owned stores. The Company’s website is found at www.acecashexpress.com.

ACE CASH EXPRESS, INC. AND SUBSIDIARIES
INTERIM UNAUDITED
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues	$53,766	$54,603	$234,289	$229,266
Store expenses:
Salaries and benefits	13,992	14,203	58,170	57,864
Occupancy	7,342	7,353	29,194	28,207
Provision for loan losses and doubtful accounts	4,101	4,798	22,892	22,064
Depreciation	1,744	1,861	6,966	7,180
Other	9,932	9,214	38,192	36,512

Total store expenses	37,111	37,429	155,414	151,827

Store gross margin	16,655	17,174	78,875	77,439
Region expenses	4,337	4,464	17,056	17,495
Headquarters expenses	4,131	3,420	17,133	16,594
Franchise expenses	380	321	1,225	993
Other depreciation and amortization	1,017	1,502	5,423	7,570
Interest expense	2,409	3,570	16,004	14,934
Other expenses (income), net	(4,526)	598	1,584	2,827

Income from continuing operations before taxes	8,907	3,299	20,450	17,026
Provision for income taxes	3,563	1,340	8,174	6,913

Income from continuing operations	5,344	1,959	12,276	10,113
Discontinued operations:
Gain on sale of discontinued operations, net of tax	—	—	499	—

Net income	$5,344	$1,959	$12,775	$10,113

Basic earnings per share:
Continuing operations	$0.52	$0.19	$1.20	$1.00
Discontinued operations	—	—	0.05	—

Total	$0.52	$0.19	$1.25	$1.00

Diluted earnings per share:
Continuing operations	$0.52	$0.19	$1.20	$1.00
Discontinued operations	—	—	0.05	—

Total	$0.52	$0.19	$1.25	$1.00

Weighted average number of common shares outstanding:
Basic	10,181	10,170	10,181	10,118
Diluted	10,255	10,198	10,206	10,141

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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	June 30,
	2003	2002

	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$108,110	$116,264
Accounts receivable, net	9,429	8,792
Loans receivable, net	13,000	17,356
Prepaid expenses and other current assets	10,074	7,979
Inventories	668	946

Total Current Assets	141,281	151,337

Noncurrent Assets
Property and equipment, net	32,352	37,161
Covenants not to compete, net	1,151	1,546
Goodwill, net	75,586	75,015
Other assets	8,398	2,003

Total Assets	$258,768	$267,062

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Revolving advances	$83,900	$97,500
Accounts payable, accrued liabilities, and other current liabilities	40,756	28,512
Money orders payable	6,884	13,417
Senior secured notes payable	—	4,000
Term advances	3,833	48,350
Notes payable	778	1,145

Total Current Liabilities	136,151	192,924

Noncurrent Liabilities
Senior secured notes payable	—	4,000
Term advances	34,436	—
Notes payable	110	319
Other liabilities	9,087	3,680

Total Liabilities	179,784	200,923

Commitments and Contingencies	—	—
Shareholders’ Equity
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 10,395,113 and 10,391,988 shares issued and 10,183,713 and 10,180,588 shares outstanding, respectively	102	102
Additional paid-in capital	24,384	24,353
Retained earnings	58,244	45,469
Other comprehensive loss	(1,017)	(1,078)
Treasury stock, at cost, 211,400 shares	(2,707)	(2,707)
Unearned compensation restricted stock	(22)	—

Total Shareholders’ Equity	78,984	66,139

Total Liabilities and Shareholders’ Equity	$258,768	$267,062

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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL STATISTICAL DATA

	Three Months Ended
	June 30,		Year Ended June 30,

	2003	2002	2003	2002	2001

Company Owned Store Operating and Statistical
Data:
Company-owned stores in operation:
Beginning of period	974	1,010	1,003	988	915
Acquired	1	—	2	8	133
Opened	5	8	14	40	49
Closed	(12)	(15)	(51)	(33)	(109)

End of period	968	1,003	968	1,003	988

Percentage increase (decrease) in comparable store revenues from prior period: (1)
Total revenues	(2.4)%	6.9%	1.5%	15.6%	23.3%
Excluding loan fees and interest	2.6%	9.0%	4.9%	7.3%	0.3%
Capital expenditures (in thousands)	$1,601	$1,952	$4,771	$7,127	$12,655
Cost of net assets acquired (in thousands)	$622	$22	$673	$1,177	$35,841
Operating Data (Check Cashing and Money Orders):
Face amount of checks cashed (in millions)	$1,163	$1,143	$5,040	$4,843	$4,498
Face amount of money orders sold (in millions)	$383	$423	$1,600	$1,711	$1,709
Face amount of average check	$354	$354	$383	$378	$358
Average fee per check	$8.57	$8.46	$9.65	$9.36	$8.38
Fees as a percentage of average check	2.42%	2.39%	2.52%	2.48%	2.34%
Number of checks cashed (in thousands)	3,284	3,231	13,148	12,821	12,580
Number of money orders sold (in thousands)	2,424	2,803	10,256	11,562	12,787
Collections Data:
Face amount of returned checks (in thousands)	$5,924	$5,411	$24,087	$23,637	$26,536
Collections (in thousands)	3,289	3,793	16,935	16,090	17,717

Net write-offs (in thousands)	$2,635	$1,618	$7,152	$7,547	$8,819

Collections as a percentage of returned checks	55.5%	70.1%	70.3%	68.1%	66.8%
Net write-offs as a percentage of revenues	4.9%	3.0%	3.1%	3.3%	4.5%
Net write-offs as a percentage of the face amount of checks cashed	.23%	.14%	.14%	.16%	.20%

(1)	Calculated based on the changes in respective revenues of all stores open for both the full year and the interim periods compared.

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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL STATISTICAL DATA, continued

	Three Months Ended
	June 30,		Year Ended June 30,

	2003	2002	2003	2002	2001

Operating Data (Small Consumer Loans Excluding
Loans Processed for Republic Bank):
Volume — new loans and refinances (in thousands)	$75,141	$123,388	$420,129	$502,013	$396,783
Average advance	$262	$266	$268	$269	$269
Average finance charge	$38.60	$45.11	$42.71	$45.61	$42.30
Number of loan transactions — new loans and refinances (in thousands)	288	464	1,587	1,866	1,477
Matured loan volume (in thousands)	$70,105	$115,562	$432,900	$489,887	$370,559
Balance Sheet Data (in thousands):
Gross loans receivable	$21,734	$29,569	$21,734	$29,569	$27,768
Less: Allowance for losses on loans receivable	8,734	12,213	8,734	12,213	13,382

Loans receivable, net of allowance	$13,000	$17,356	$13,000	$17,356	$14,386

Allowance for losses on loans receivable:
Beginning of period	$12,500	$12,644	$12,213	$13,382	$—
Provision for loan losses	1,980	4,769	19,361	21,924	26,429
Charge-offs	(6,001)	(5,598)	(23,729)	(24,519)	(13,510)
Recoveries	255	398	889	1,426	463

End of period	$8,734	$12,213	$8,734	$12,213	$13,382

Provision for loan losses as a percent of matured loan volume	2.8%	4.1%	4.5%	4.5%	7.1%
Net loan charge-offs as a percent of volume (1)	7.6%	4.3%	5.4%	4.6%	3.3%
Allowance as a percent of gross loans receivable	40.2%	41.3%	40.2%	41.3%	48.2%

(1)	Net loan charge-offs in the current quarter are directly related to loans that matured 180 days prior. The ratio compares the net loan charge-offs to the current quarter volume, which is lower as a result of the December 31, 2002 cessation of loan-related business in Georgia, North Carolina, and Alabama and the transition from offering the Goleta National Bank loan product to offering ACE loans or Republic Bank loans.

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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL STATISTICAL DATA, continued
(unaudited)

	Three Months Ended
	June 30,		Year Ended June 30,

	2003	2002	2003	2002	2001

Operating Data for Loans Processed for Republic Bank (1):
Volume — new loans and refinances (in thousands)	$36,987	$—	$63,897	$—	$—
Average advance	$303	$—	$302	$—	$—
Number of loan transactions – new loans and refinances (in thousands)	122	—	211	—	—
Matured loan volume (in thousands)	$34,241	$—	$56,040	$—	$—
Provision for loan losses payable to Republic Bank (in thousands)	$1,941	$—	$2,932	$—	$—
Provision for loan losses payable to Republic Bank as a % of matured loan volume	5.7%	—	5.2%	—	—

(1)	Republic Bank loans are short-term deferred deposit transactions offered and made by Republic Bank and Trust Company at or through the Company’s stores in Arkansas, Pennsylvania, and Texas. Republic Bank loans have been offered at those stores since January 1, 2003. The Company serves only as marketing and servicing agent for Republic Bank regarding those loans and does not acquire or own any participation interest in any of those loans. The Company’s agreement with Republic Bank provides for the Company to receive fees paid by Republic Bank and to bear a percentage of the losses from those loans.

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ACE CASH EXPRESS, INC. AND SUBSIDIARIES
UNAUDITED REVENUE ANALYSIS

	Three Months Ended
	June 30,		Year Ended June 30,

	2003	2002	2003	2002	2001

	(dollars in thousands)		(dollars in thousands)
Check cashing fees	$26,231	$25,107	$104,175	$97,602	$90,334
Loan fees and interest	16,062	17,875	70,806	74,197	54,771
Tax check fees	1,915	2,202	21,528	21,305	15,145
Bill payment services	3,668	3,048	13,507	10,156	10,376
Money transfer services	2,760	2,801	10,898	10,998	10,270
Money order fees	1,657	1,858	6,960	7,554	7,245
Franchise revenues	664	544	2,346	2,199	2,257
Other fees	809	1,168	4,069	5,255	6,377

Total revenue	$53,766	$54,603	$234,289	$229,266	$196,775

	Three Months Ended
	June 30,		Year Ended June 30,

	2003	2002	2003	2002	2001

	(percentage of revenues)		(percentage of revenues)
Check cashing fees	48.8%	46.0%	44.5%	42.6%	45.9%
Loan fees and interest	29.9	32.7	30.2	32.4	27.8
Tax check fees	3.6	4.0	9.2	9.3	7.7
Bill payment services	6.8	5.6	5.8	4.4	5.3
Money transfer services	5.1	5.1	4.6	4.8	5.2
Money order fees	3.1	3.4	3.0	3.3	3.7
Franchise revenues	1.2	1.0	1.0	0.9	1.2
Other fees	1.5	2.2	1.7	2.3	3.2

Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%

CONFERENCE CALL

August 28, 2003
4 p.m. EDT

An investor conference call will be held today, August 28th at 4 p.m. EDT, regarding the release of ACE Cash Express fourth quarter and year-end earnings. We invite you to participate in the conference call by dialing (800) 442-9701. The confirmation code to access the call is 2377424. Donald H. Neustadt, chief executive officer; Jay B. Shipowitz, president and chief operating officer; and William S. McCalmont, executive vice president and chief financial officer, will present the fourth quarter and year-end review.

For your convenience, the conference call will be replayed in its entirety beginning at approximately 7 p.m. EDT on August 28th through 7 p.m. EDT on August 29th. If you wish to listen to a replay of this conference call, dial (800)  642-1687, provide your name and use confirmation number 2377424.

If you have questions regarding this conference call, please contact Darla Ashby at (972) 550-5037.